Exhibit 15
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The Board of Directors
Polaroid Corporation


Ladies and Gentlemen:

Re:  Registration Statements No. 33-36384, No. 33-44661 and No. 33-
51173

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 17, 1995, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


KPMG Peat Marwick LLP


Boston, Massachusetts
November 13, 1995



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